Exhibit H
BALANCE SHEET - DECEMBER 31, 2002
(000's)
	Allegheny	Allegheny	Allegheny	Allegheny
	Energy	Energy Supply	Energy Supply	Energy Supply
	Supply	Gleason	Wheatland	Lincoln	Acadia Bay
	Hunlock	Generating	Generating	Generating	Energy
ASSETS	Creek, LLC	Facility, LLC	Facility, LLC	Facility, LLC	Company, LLC
Current assets:
Cash and temporary cash investments	0	2,712	3,105	2,487	0
Accounts receivable - other	49	0	0	0	0
- affiliated	0	9,380	2,696	6,736	0
Materials and supplies - at average cost	0	351	688	655	0
Taxes receivable - nonaffiliated	0	17	14	0	0
Other current assets	0	603	3	4	0
Total Current Assets	49	13,063	6,506	9,882	0

Property, plant and equipment:
At original cost	0	318,613	300,515	420,792	0
Construction work in progress	0	4,401	0	1,385	0
Subtotal	0	323,014	300,515	422,177	0
Accumulated depreciation	0	(15,060)	(14,644)	(20,520)	0
Net Property, Plant and Equipment	0	307,954	285,871	401,657	0

Investments and other assets:
Unregulated investments	19,007	0	0	0	0

Deferred charges:
Deferred income taxes	53	2,588	2,124	3,050	75,597
Other deferred charges	0	42,076	0	0	0
Total Deferred Charges	53	44,664	2,124	3,050	75,597

Total assets	19,109	365,681	294,501	414,589	75,597

Exhibit H
BALANCE SHEET - DECEMBER 31, 2002
(000's)
	Allegheny	Allegheny	Allegheny	Allegheny
	Energy	Energy Supply	Energy Supply	Energy Supply
	Supply	Gleason	Wheatland	Lincoln	Acadia Bay
	Hunlock	Generating	Generating	Generating	Energy
CAPITALIZATION AND LIABILITIES	Creek, LLC	Facility, LLC	Facility, LLC	Facility, LLC	Company, LLC
Current liabilities:
Long-term debt due within 1 year	0	0	0	4,704	0
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	119,998
Accounts payable	0	11,446	155	147	155
Accounts payable to affiliates	495	0	0	0	0
Taxes accrued - other	0	6	904	470	0
Taxes payable to affiliates	0	3,136	2,559	3,620	18
Interest accrued	0	0	0	0	104
Payroll accrued	0	0	0	50	0
Contract termination costs	0	0	0	0	47,965
Other current liabilities	0	0	0	50	0
Total Current Liabilities	495	14,588	3,618	9,041	168,240

Long-term notes and advances - affiliated	0	0	0	151,507	2,507

Deferred credits and other liabilities:
Payables to affiliates	0	0	0	8,676	0
Deferred income taxes	0	2,055	0	0	1,959
Other	0	0	0	0	8,106
Total Deferred Credits and Other Liabilities	0	2,055	0	8,676	10,065

Capitalization:
Members equity	18,614	349,038	290,883	245,365	(105,215)

Total capitalization and liabilities	19,109	365,681	294,501	414,589	75,597

Exhibit H
STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
	Allegheny	Allegheny	Allegheny	Allegheny
	Energy	Energy Supply	Energy Supply	Energy Supply
	Supply	Gleason	Wheatland	Lincoln	Acadia Bay
	Hunlock	Generating	Generating	Generating	Energy
	Creek, LLC	Facility, LLC	Facility, LLC	Facility, LLC	Company, LLC
Operating revenues:
Total operating revenues	0	25,457	18,814	34,034	0

Cost of revenues:
Fuel consumed for electric generation	0	5,710	5,529	4,223	0
Purchased energy and transmission	0	0	0	440	0
Total cost of revenues	0	5,710	5,529	4,663	0
Net revenues	0	19,747	13,285	29,371	0

Other Operating expenses:
Workforce reduction expenses	0	149	174	3	0
Operation expense	3	4,504	2,754	2,436	191,978
Depreciation and amortization	0	9,424	8,785	12,295	0
Taxes other than income taxes	69	473	1,686	1,056	5
Total other operating expenses	72	14,550	13,399	15,790	191,983

Other income and expenses, net	0	27	94	98	0

Interest charges - interest on debt	0	3	0	13,702	137

Federal and state income tax expense (benefit)	(30)	2,585	421	570	(73,620)

Net Income (loss)	(42)	2,636	(441)	(593)	(118,500)

Exhibit H
STATEMENT OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
	Allegheny	Allegheny	Allegheny	Allegheny
	Energy	Energy Supply	Energy Supply	Energy Supply
	Supply	Gleason	Wheatland	Lincoln	Acadia Bay
	Hunlock	Generating	Generating	Generating	Energy
Cash Flows from Operations:	Creek, LLC	Facility, LLC	Facility, LLC	Facility, LLC	Company, LLC
Net income (loss)	(42)	2,636	(441)	(593)	(118,500)
Depreciation and amortization	0	9,423	8,784	12,295	0
Deferred investment credit and income taxes, net	(53)	6,627	3,598	4,522	(73,638)
Impairment of generation projects	0	0	0	0	191,976
Changes in certain assets and liabilities:
Accounts receivable, net	(1)	0	0	0	0
Affiliates accounts receivable/payable, net	0	(8,956)	(2,138)	(2,638)	0
Materials and supplies	0	23	(163)	(92)	0
Taxes receivable	0	2,353	2,184	3,042	0
Accounts payable	0	10,194	(90)	(176)	0
Accounts payable to affiliates	(55)	0	0	0	0
Prepayments	0	(8,568)	24	48	0
Accrued payroll	0	0	0	10	0
Other	1,911	(1,229)	(4,627)	(6,535)	(13,152)
Total Cash Flows from Operations	1,760	12,503	7,131	9,883	(13,314)

Cash Flows used in Investing:
Construction expenditures	0	(15,670)	(1,675)	(1,385)	0
Other investments	0	0	0	0	0
Total Cash Flows used in Investing	0	(15,670)	(1,675)	(1,385)	0

Cash Flows from (used in) Financing:
Notes payable to parent and affiliates	0	0	0	(720)	34
Parent Company contribution	190	1,190	0	0	13,280
Dividends paid to parent	(1,950)	0	(8,000)	(9,000)	0
Total Cash Flows from (used in) Financing	(1,760)	1,190	(8,000)	(9,720)	13,314

Net Change in Cash and Temporary
Cash Investments	0	(1,977)	(2,544)	(1,222)	0
Cash and Temporary Cash Investments at January 1	0	4,689	5,649	3,709	0
Cash and Temporary Cash Investments at December 31	0	2,712	3,105	2,487	0

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	0	3	0	13,703	0
Income taxes	(50)	0	0	0	0